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                                                               EXHIBIT 10.13

[Cenveo logo]


                                CENVEO, INC.
                    2001 LONG-TERM EQUITY INCENTIVE PLAN

                    RESTRICTED SHARE UNIT AWARD AGREEMENT

         THIS RESTRICTED SHARE UNIT AWARD AGREEMENT dated as of this __th day of _________, 200__ ("Agreement") is between Cenveo, Inc., a Colorado corporation (the "Company"), and ____________ (the "Grantee"). Capitalized terms used but not defined herein have the meanings assigned to them in the Cenveo, Inc. 2001 Long-Term Equity Incentive Plan, as amended (the "Plan").

                                  RECITALS

         WHEREAS, the Company has awarded Grantee restricted share units (the "Share Units") pursuant to the terms of the Plan; and

         WHEREAS, the Plan contemplates a written document evidencing the award;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                  ARTICLE I

                               AWARD OF SHARES

         1.1 Award. Pursuant to the terms of the Plan, Grantee is hereby
             -----
awarded ____ Share Units, effective___________.

         1.2 Vesting of Share Units. Subject to Section 3.2, Grantee's Share
             ----------------------
Units shall vest on [such date (the "Vesting Date") not earlier than __________ as the Committee may, in its sole discretion, determine that the Company has achieved a cumulative total cost savings, commencing on _____________, of more than $__________][ on _____________ (the "Vesting
Date"), provided that Grantee has not ceased to serve as a director of the Company and its Affiliates prior to such date]. Share Units which do not become vested pursuant to this Section 1.2 or Section 3.2 [by ____________] shall be forfeited and Grantee shall have no further rights with respect to such Share Units.

         1.3 Delivery of Certificates. Subject to Section 3.2, a certificate
             ------------------------
for the shares of Stock represented by Grantee's vested Share Units (the "Vested Share Units") shall be delivered



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to Grantee, or to Grantee's eligible beneficiary or Grantee's estate[, promptly following the Vesting Date but no later than ___________][on the Vesting Date].

         o Notwithstanding the preceding paragraph, if the shares relating to the Vested Share Units would otherwise be delivered during a period in which Grantee is (i) subject to a lock-up agreement restricting Grantee's ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because Grantee is not then eligible to sell under the Company's insider trading or similar plan as then in effect (whether because a trading window is not open or Grantee is otherwise restricted from trading), delivery of the shares related to the Vested Share Units will be delayed until no earlier than the first date on which Grantee is no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction but in no event later than two and one-half months after the end of the calendar year in which the Share Units would otherwise have been delivered.

         1.4 Stockholder Right. Until such time as stock certificates for
             -----------------
the shares of Stock represented by the Share Units have been delivered to Grantee, Grantee shall have none of the rights of a stockholder with respect to the Shares.

                                 ARTICLE II

                            TRANSFER RESTRICTIONS

         2.1 Restriction on Transfer. Grantee shall not transfer, assign,
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encumber or otherwise dispose of any Share Units at any time.

         2.2 Disposition Of Shares. Grantee hereby agrees that Grantee shall
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make no disposition of the Share Units.

                                 ARTICLE III

                     FORFEITURE OF UNVESTED SHARE UNITS

         3.1 Forfeiture. Subject to Section 3.2, [upon termination of
             ----------
Grantee's employment with the Company or its Affiliates for any reason,][ if Grantee ceases to serve as a director of the Company and its Affiliates for any reason,] Grantee's Share Units which have not become vested pursuant to
Section 1.2 shall be forfeited and Grantee shall have no further rights with respect to such Share Units.

         3.2 Change in Control. In the event that there is a Change in
             -----------------
Control [on or prior to _____________], the Share Units shall become immediately Vested Share Units and a certificate for the shares of Stock represented by Grantee's Vested Share Units shall be delivered to Grantee upon such Change in Control; provided, however, that if such Change in
                             --------  -------
Control is not a permitted distribution event under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then the certificate for the shares of Stock represented by Grantee's Vested Share Units shall be delivered on the earliest of (i) ___________, (ii) [Grantee's termination of employment with the Company or its Affiliates or, if required by Section 409A of

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the Code, six months after such termination,][Grantee's ceasing to serve as a director of the Company and its Affiliates,] or (iii) Grantee's death.

         3.3 Additional Shares or Substituted Securities. In the event of
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any stock dividend, stock split, recapitalization or other change affecting the Company's outstanding Common Stock as a class effected without receipt of consideration, then any new, substituted, or additional securities or other property (including money paid other than as a regular cash dividend) which is by reason of any such transaction distributed with respect to shares of Stock (the "Distributed Property"), an adjustment shall be made to the Share Units and the additional Share Units shall be immediately subject to forfeiture as provided in this Article III, but only to the extent the Share Units are at the time subject to forfeiture. Appropriate adjustments to reflect the distribution of such Distributed Property shall be made to the number of Share Units hereunder.

                                 ARTICLE IV

                             GENERAL PROVISIONS

         4.1 Distribution. An amount equal to any cash dividends paid
             ------------
following any Vesting Date on the same number of shares of Stock shall be paid directly to Grantee.

         4.2 No Employment or Service Contract. Nothing in this Agreement
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shall confer upon Grantee any right to [employment with][continued service as a director or otherwise with] the Company or any of its Affiliates.

         4.3 Notices. All notices, requests, demands, and other
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communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of service via telecopy to the party to whom notice is to be given (with a confirming copy being delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or via overnight courier providing a receipt and properly addressed. Notices to the Company shall be addressed to Cenveo, Inc., at the Company's headquarters address. Attention:
Secretary. Notices to Grantee shall be sent to the latest address of Grantee shown on the records of the Company. Any party may change its address for purposes of this Section by giving notice of the new address to each of the other parties in the manner set forth above.

         4.4 No Waiver. No waiver of any breach or condition of this
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Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

         4.5 Governing Law. This Agreement shall be governed by and
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construed in accordance with the laws of the State of Colorado for all purposes and in all respects, without giving effect to the conflict of law provisions thereof.

         4.6 Counterparts. This Agreement may be executed in any number of
             ------------
counterparts, each of which shall be deemed to be an original and enforceable against the parties actually


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executing such counterparts, but all of which together shall constitute one and the same instrument.

         4.7 Successors and Assigns. The provisions of this Agreement shall
             ----------------------
inure to the benefit of, and be binding upon, the Company and its successors and assigns and Grantee and Grantee's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

         4.8 Integration; Amendment. This Agreement, the Plan and the other
             ----------------------
documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede any previous agreement or understanding between or among the parties with respect to such subjects. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         4.9 Severability. In the event that any provision of this Agreement
             ------------
becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         4.10 Titles and Subtitles. The titles and subtitles used in this
              --------------------
Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         4.11 Section 409A of the Internal Revenue Code. Anything in this
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Agreement to the contrary notwithstanding, if (A) on the date of termination of Grantee's employment or other service with the Company or an Affiliate, any of the Company's stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (B) as a result of such termination, Grantee would receive any payment that, absent the application of this Section 4.11, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after Grantee's termination date, (2) Grantee's death or (3) such other date as will cause such payment not to be subject to such interest and additional tax. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Grantee the economic benefits described herein in a manner that does not result in such tax being imposed.


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         IN WITNESS WHEREOF, this Restricted Share Unit Award Agreement has been executed as of the date first written above.

COMPANY                                CENVEO, INC.


                                       By:
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                                          Robert G. Burton, Sr.
                                          Chairman and Chief Executive Officer


OPTIONEE

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